Exhibit 10.5

PRIVATE & CONFIDENTIAL

1st April 2016

Dato' Brian Wee Shiong Han

1-02, 1st Floor, Block A,

Axis Business Campus,

No. 13A & 13B, Jalan 225, Seksyen 51A,

46100, Petaling Jaya, Selangor.

Dear Dato Brian,

LETTER OF APPOINTMENT

In light of our recent discussion, we are pleased to offer you the position of Director, Chief Executive Officer - Group Executive, on the following terms and conditions:

1.	COMMENCEMENT OF EMPLOYMENT

Your employment shall commence on 1st April 2016, with official working hours being from Monday to Friday, 10:00am to 07:00pm.

2.	DIRECTOR FEE

Your fee shall be MYR 10,000.00 (Ringgit Malaysia: Ten Thousand Only) per month.

3.	ANNUAL LEAVE

You are eligible to 20 days of paid annual leave for every twelve (12) months of continuous service. For any period of employment less than 12 months, your leave entitlement shall be on earned and prorated basis from the date of employment.

4.	CONFIDENTIALITY

You agree and undertake:

(a)	to hold the Confidentiality Information in the strictest confidence and to not at any time disclose or permit to be disclosed any of Confidentiality Information to any person whatsoever without the prior consent of the Company;

(b)	to exercise due care and diligence in the discharges of your duties without causing detriment to the interest of the Company;

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PRIVATE & CONFIDENTIAL

(c)	not to use or attempt to use the Confidential Information in any manner which may injure or cause any loss, whether directly to the Company and to use the Confidential Information only for the purpose of your employment for the benefits of the Company.

You agree that any breach of these confidential obligations will result in automatic termination of your employment.

"Confidential Information" means any and all information of any kind, whether in written or electronic format, oral or otherwise and whether or not labelled "Confidential" including without limitation, information relating to the business, financial condition, marketing strategies, know-how, suppliers, customers, operations, pricing, technical information, contract terms and conditions, and all information of any kind relating to the Company, its shareholders and/or its related companies or any of their respective customers, consultants, licenses or contractors, that is held in the confidence by the Company or any of its related companies.

Rights in Work Product

You agreed that all Work Product shall be the sole property of the Company.

"Work Product" means any materials prepared as part of, or for the purpose of your employment with the Company, including without limitation, any and all discoveries, inventions, ideas, concepts, research, trademarks, service marks, slogan, logos and information, processes, products, techniques or methods and improvements conceived, developed, or otherwise made by you alone or jointly with others (a) during the period of your employment with the Company; or (b) after the termination of your employment which is in any way related to the present or proposed products, programs or services of the Company, or to tasks assigned to you during the course of your employment.

You agree that all Work Product shall constitute work made for hire with respect to any copyright, patents, trade secrets, trademarks and other proprietary rights you may have in any Work Product and, therefore, the Work Product is property of the Company. You agree to waive all rights including without limitation, all moral rights with respect to the Work Product, such as any and all rights or identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

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PRIVATE & CONFIDENTIAL

You irrevocably assign to the Company, all rights you may have in or to any Work Product and, to the extent that such rights may not be waived or assigned, you agree not to assert such rights against the Company, its successors or assigns.

Kindly confirm your acceptance of this offer of employment based on the above terms and conditions by signing the duplicate copy of this letter to us within 3 days, failing which, the validity of this offer will lapse.

Yours sincerely,

/s/ signature illegible

Director

For and on behalf of MIG Mobile Tech Bhd

I, Dato' Brian Wee Shiong Han, acknowledge receipt of this letter and hereby agree and accept the terms.

Signature: /s/ Dato' Brian Wee Shiong Han	Date: 01/04/16

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